Exhibit 18.1

March 17, 2014

Caesars Entertainment Corporation
One Caesars Drive
Las Vegas, Nevada

Dear Sirs/Madams:

We have audited the consolidated financial statements of Caesars Entertainment Corporation and subsidiaries as of December 31, 2013 and 2012, and for each of the three years in the period ended December 31, 2013, included in your Annual Report on Form 10-K to the Securities and Exchange Commission and have issued our report thereon dated March 17, 2014, which expressed an unqualified opinion and included explanatory paragraphs regarding (i) the Company’s highly leveraged condition, its significant cash interest requirements, and its requirement to maintain compliance with certain debt covenants as discussed in Notes 1 and 9 in the notes to consolidated financial statements and (ii) the Company’s election to change its method of accounting for its defined benefit pension plan and change its annual goodwill impairment testing date.

The accounting changes are described in the notes to the consolidated financial statements, including a description in Note 1 of your adoption of the change in the method of accounting for pension actuarial gains and losses from a delayed recognition method to the immediate recognition method and a description in Note 2 of your adoption during the year ended December 31, 2013, of the change in the date of the annual goodwill impairment test from September 30 to October 1. In our judgment, each change is to an alternative accounting principle that is preferable under the circumstances.

Yours truly,

/s/ Deloitte & Touche LLP
Las Vegas, Nevada
March 17, 2014